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                                   EXHIBIT 99

                                  PRESS RELEASE

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[LOGO] K-Fed Bancorp
1359 N Grand Avenue                                               1.626.339.9663
Covina, California
91722-5107


                              FOR IMMEDIATE RELEASE

For Additional Information Contact:
Kay Hoveland, President and Chief Executive Officer
(626) 339-9663

                                  K-FED BANCORP
                       ANNOUNCES BRANCH PURCHASE AGREEMENT

        Covina, California - (July 7, 2004) - Kay Hoveland, President and Chief Executive Officer of K-Fed Bancorp, headquartered in Covina, California, announced today that Kaiser Federal Bank, a wholly-owned subsidiary of K-Fed Bancorp, signed a definitive agreement with Pan American Bank, FSB, Burlingame, California, to acquire the Panorama City Branch of Pan American Bank. The transaction will include the assumption of approximately $64 million in deposits. The transaction, which is subject to regulatory approval, is expected to be completed in the third quarter of 2004.

        Ms. Hoveland, stated, "This transaction will contribute toward the growth of our bank, enable us to broaden our customer base and provide a branch office location for our current customers in the San Fernando Valley."

        "Kaiser Federal Bank has a reputation of being a bank that focuses on the needs of its customers," remarked Hoveland. "This is an exciting opportunity to provide our new customers with the wide range of products and services we offer, while also giving them the personalized attention of a community bank." Hoveland added, "We look forward to welcoming these new customers to our bank."

        Kaiser Federal Bank currently operates two full services branches in the Los Angeles metropolitan area and a financial service center in each of Fontana and Santa Clara, California. Kaiser Federal Bank also operates a network of 30 ATMs in northern and southern California.

        This news release contains certain forward-looking statements about the proposed branch purchase. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Certain factors that could cause actual results to differ materially from expected results include delays in completing the transaction, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the bank and changes in the securities markets.